Exhibit 99

FOR IMMEDIATE RELEASE

DATE: July 11, 2008

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

Heritage Financial Corporation to Recognize Impairment Charge for Investment in AMF Ultra Short Mortgage Fund

OLYMPIA, Wash., July 11, 2008 - HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Heritage Financial Corporation (“Company”) determined that it will recognize a non-cash, pretax impairment charge of approximately $1.11 million as of June 30, 2008, as a result of management’s determination that its $9.62 million investment in the AMF Ultra Short Mortgage Fund (the “Fund”) is other-than-temporarily impaired. The fund was acquired during the period 2002 through 2004 in its wholly owned subsidiaries Heritage Bank and Central Valley Bank.

In May 2008, the asset manager of the Fund advised the Company that it had activated redemption in kind provisions. Due to the continued decline in the Net Asset Value of the Fund and the asset manager’s decision to activate the redemption in kind provision, the Company determined that the investment in the Fund was other-than-temporarily impaired. The Company intends to redeem its shares in the Fund for cash and securities during the third quarter of 2008.

The redemption of securities from the Fund will result in the Company receiving all of the principal payments, including prepayments, made each month on the securities. The withdrawal of securities from the Fund will also eliminate the non-maturity characteristic associated with investments in a mutual fund since each individual security will have a final maturity date. By exercising the option to withdraw securities from the fund, it is anticipated that the non-cash charge will be partially offset in each subsequent quarter as principal payments are received.

Brian L. Vance, President and CEO of the Company stated, “This is a one-time event for the Company and even after this non-cash charge the Company will remain profitable in the second quarter. The Company’s core operating earnings continue to meet our expectations and both of our subsidiary banks remain well capitalized and profitable as of June 30 of this year.” Mr. Vance added, “We are obviously disappointed in the recent performance of this fund. Our involvement in this fund dates back nearly 7 years. The continuing housing sector troubles have caused all mortgage related investments to show less than expected performance results and unfortunately, this fund is no exception. As a result, it is our opinion that many investment grade mortgage securities such as the ones in this fund may have been too deeply discounted given the unprecedented difficulties in the housing sector. Consequently, we believe this impairment decision is the appropriate action given today’s mortgage environment. And finally, it is also our belief, given the deeply discounted values of these securities, it is possible they will improve in value at some point in the future which would allow us to recover some of this non-cash impairment.”

The Company will announce second quarter and year-to-date earnings on July 22, 2008 and has scheduled a telephone conference call to discuss the earnings at 11:00 a.m. Pacific time on Wednesday, July 23, 2008.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the South Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full- service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

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